 August 2011 Shareholder Letter

Dear Shareholders,

Our corporate strategy is to focus on two therapeutics areas, cardiovascular disease and soft tissue repair, while simultaneously pursuing nearer-term sales opportunities.  Thus far in 2011 and particularly the second quarter, we have made substantial progress on each front.

In cardiac, we have reported the long term sustainability of our therapy for treatment of heart attacks, made regulatory progress in both Europe and the U.S., and initiated our European pivotal trial for heart attacks. In soft tissue, we reported long-term safety and efficacy outcomes using Celution® for breast cancer reconstruction and achieved key European milestones towards reimbursement.

We recruited Clyde Shores, who has now assumed the leadership role in our sales and marketing team and he is focusing our commercial organization on improving operating efficiencies to yield profitable growth. We believe these moves will support continued revenue growth in this early commercial phase while reducing our burn rate and need for capital.

Cardiovascular Disease

The ADVANCE European pivotal acute heart attack trial is underway. By the end of the third quarter we expect to have up to five trial centers online. Enrollment in this trial is anticipated to be completed in the first half of 2013.

In the second quarter of 2011, we submitted our application to expand our European indications-for-use on the Celution® System to include delivery in patients with no-option chronic myocardial ischemia. We completed the ‘on-site review’ process to evaluate both the PRECISE clinical trial data as well as the device application and are on track for a decision later this year or early 2012. As in the case of soft tissue repair, European cardiac claims would allow Cytori to expand clinical use for Celution® and focus on utilization and reimbursement for the therapy.

In the U.S., we had a productive dialogue with FDA during our recent pre-IDE meeting regarding our no-option chronic myocardial ischemia trial. Named ATHENA, the proposed trial will be similar to our European PRECISE trial and we remain on track to initiate enrollment during the first half of 2012.  Details on trial design will be discussed when finalized.

Soft Tissue Repair

Our soft tissue repair therapy is focused regionally on the G5 countries of Europe and clinically on breast reconstruction following partial mastectomy and non-healing complex soft tissue wounds. Thus far, we have obtained European regulatory approvals for breast reconstruction and fistulous wounds, successfully completed a Phase IV post-marketing trial for breast reconstruction and have been working with payor groups in G5 markets to ensure adequate financial reimbursement will be available for Cytori’s consumable.

Regarding reimbursement, in the U.K., a key governmental authority has evaluated and recommended our treatment for cost effective breast reconstruction and we are developing locally-based payor strategies to reimburse consumables. Simultaneously, we have established a network of key physicians and are working collectively with them to obtain country-wide specific DRG coding and reimbursement.

Clinical data for healing of chronic wounds is rapidly accumulating from independent groups in both Europe and Japan. This has led Cytori to explore a broad multi-center clinical study in Europe for this indication. In fact, in France we are working with key physicians to obtain directed funding for chronic wound treatment as a precursor to a treatment code and payment. In Italy and Spain, we are working to expand our physician base to obtain individual tenders regionally. In Germany, we are working with key governmental authorities to define the clinical and reimbursement pathway.

Page 1of 3

Regenerative Aesthetics and Sales

We have focused our Celution® product increasingly on the European hospital-based medical market, and have shifted our aesthetic focus to PureGraft™ marketing and sales and the development of the next generation technology Celgraft™,  a marriage of both the Celution® and Puregraft™ technologies tailored for the plastic surgeon.

Worldwide, we shipped 1,309 PureGraft™ units during the second quarter of 2011, a 55% increase over the first quarter of 2011. For PureGraft™, it was the best quarter ever. This growth is consistent with growing demand for autologous fat grafting procedures worldwide and in particular in the U.S. We anticipate continued growth in this product line globally as we gain market share, launch key product extensions and expand the regulatory and clinical base.

System sales and consumable shipments were relatively flat from the first quarter. There are multiple reasons for this including the pressure of key macroeconomic events on private-pay cosmetic surgery operations, lack of regulatory approvals and reimbursement in key markets and the shift of resources toward hospital sales in Europe. We expect consumable shipments to grow modestly until formal reimbursement is obtained in Europe and Japan.

StemSource® Cell and Tissue Banking demand continues to grow globally and contribute to overall revenue growth.

U.S. Regulatory

U.S. regulatory approval of Celution® remains a top priority. Behind the scenes, our investment in the process is substantial and the resulting progress is steady.  As part of our strategy, we have three parallel paths to the U.S. market.

The first path is the 510(k) process for ‘tool’ claims. We have filed numerous strategic 510(k) applications and intend to file more in the near term with the goal of establishing an agreed upon path for our technology with the FDA.

Second, we are seeking an initial Humanitarian Use Determination (HUD) which would lead to a Humanitarian Device Exemption (HDE) for a pediatric orphan indication known as Parry-Romberg’s Disease that is characterized by facial wasting in teenage girls for which there is no good treatment.  We are presently in dialogue with the FDA on the file.

Lastly, we are progressing toward a U.S. IDE trial for chronic myocardial ischemia as described above.  Based on our successful pre-IDE meeting with the FDA last week and their clear guidance, there does not appear to be any major barrier to moving forward with a U.S. cardiac clinical trial.  We will submit our complete IDE application to the FDA in the near future with the intention of initiating the trial in the first half of 2012.

Financials

Product revenues for the second quarter of 2011 were a record $2.4 million, compared to $2.1 million in the second quarter of 2010, and $1.4 million in the first quarter of 2011. Gross profit was $1.3 million with a gross margin of 54% in the second quarter of 2011, compared to a gross profit of $1.2 million, with a gross margin of 58% for the same period in 2010.

Second quarter 2011 revenues include recognition of one StemSource® Cell Bank in Japan. In addition, Cytori is on track to complete installation of a Cell Bank in Hong Kong in the third quarter. Cytori expects revenues to continue to recover following a more challenging first quarter.

Net cash used in operating activities decreased to $9.0 million in the second quarter of 2011 from $10.5 million in the first quarter of 2011. Second quarter 2011 operating expenses of $5.7 million included a $5.2 million offset for non-cash items of change of the fair value of the warrant and option liabilities. Before any non-cash items, second quarter 2011 operating expenses were $10.9 million. This compares to total operating expenses before any non-cash items of $7.8 million in the second quarter of 2010 and $9.8 million in the first quarter of 2011.

Second quarter operating expenses supported the launch of the European pivotal acute heart attack trial (ADVANCE), commercial activities related to regenerative medicine applications such as reimbursement, and preparations for a U.S. FDA clinical trial. Ongoing global and regional organization improvements are expected to result in lower operating expenses and cash utilization in the second half of 2011.

Cytori ended the second quarter of 2011 with $33.2 million in cash and cash equivalents, plus $2.5 million in accounts receivable. Subsequent to the end of the quarter, Cytori raised $6.0 million in gross proceeds as part of a financing agreement the Company entered into in July 2011.

Page 2of 3

Partnership Opportunities

We are actively working on a variety of partnership opportunities.  We are currently involved with 10 distinct groups evaluating six specific therapeutic areas. While these processes take time, we strongly believe we are making progress toward one or more meaningful collaborations.

2011 Outlook

Our key initiatives for the remainder of the year will be to continue pushing the cardiac pipeline forward, pursuing regulatory approvals and reimbursement, and increasing our operational efficiency, including reducing the burn. Select milestones we anticipate include the following:

•	First ever European regulatory approval for no-option chronic myocardial ischemia

•	CE Mark approval for the next generation Celution® One

•	U.S. FDA chronic myocardial ischemia pilot trial approval

•	U.S. FDA Humanitarian Device Exemption trial approval

•	Regulatory approval in Japan by MHLW for PureGraft™

•	Finalize at least one strategic corporate partnership

We want to thank you again for your commitment and continued support of Cytori as we lead the market in bringing cell therapy to physicians and patients around the world.

Warm Regards,
Christopher J. Calhoun
Chief Executive Officer

Cautionary Statement Regarding Forward-Looking Statements

This shareholder letter includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our ability to increase revenue growth and reduce our cash burn rate, obtain European cardiac claims and reimbursement, obtain reimbursement in select European countries for soft tissue repair, obtain CE Mark approval for Celution® One, complete enrollment in the ADVANCE trial in the first half of 2013, complete trial design and initiate enrollment in the ATHENA trial, complete development of the Celgrafttm  technology, expand growth in PureGraft™ product sales, and complete a strategic corporate partnership  , are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties regarding the collection and results of clinical data, uncertainties relating to the success of our sales and marketing programs, changing and unpredictable regulatory environment, dependence on third party performance and, the risk of natural disasters and other occurrences that may disrupt the normal business cycles in areas of our global operations,, as well as other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings on Forms 10-K and 10-Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

###

Page 3of 3